Exhibit 99.1

Security Devices International (OTCQB: SDEV, CSE: SDZ)

Announces Another Record Quarter of Production and Revenues

New Customers include Dealers, Private Security Companies and

Correctional Facilities

WAKEFIELD, Mass., December 3, 2019 (GLOBE NEWSWIRE) -- Security Devices International Inc. (“SDI”) (OTCQB: SDEV)(CSE: SDZ), an established non-lethal technology company serving the consumer, private security and law enforcement market has just concluded its fourth quarter and fiscal year ended November 30, 2019 with record sales and production of its highly engineered, concealable personal security device, the Byrna HD.

Preliminary sales for the fourth quarter totaled a record $543,295 - a 77% increase over Q3 revenues of $306,287 and a 412% increase over Q2 revenues of $105,730. SDI was able to ramp up production to meet growing demand for the Byrna HD. In the 4th Quarter, production exceeded 3,000 units - a 79% increase over Q3’s production of 1,675 units and a fourteen-fold increase over Q2’s production of 204 units, the first quarter the Byrna HD went into production.

During the 4th Quarter, SDI reached an agreement with a large sporting goods marketing firm with 40 on the road sales representatives calling on approximately 10,000 sporting goods stores and firearms dealers. Based on SDI’s recent success at gun shows, the Company firmly believes that there is a large market for the Byrna HD personal security device among gun owners that want a non- lethal alternative for themselves and their family. SDI hopes to go after this market through Federally Licensed Firearms dealers starting in the new year.

CEO Bryan Ganz commented, “We’re very pleased to see the positive market response to our product which we believe fills a market void for a truly effective, concealable non-lethal personal security device that can stop an assailant at stand-off distances of up to 60 feet. We are equally pleased that production was able to keep up with demand. Based on our progress this quarter, we are confident that we can continue to grow production and sales in tandem. We were also pleased that in addition to signing up several dealers, we got our first order from a U.S. private security company and our first test order from law enforcement.”

About Security Devices International

Security Devices International, Inc. (CSE: SDZ) (OTCQB: SDEV) is a technology company specializing in the areas of Personal Security Devices, Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions. For more information on SDI, please visit the corporate website here or the company’s investor relations site here.

About the Byrna™ HD Personal Security Device

The Byrna™ HD is a disruptive new non-lethal device aimed at the home defense and personal security markets. Its small size (similar to popular lethal handguns on the market today), ease of obtaining, ease of carry, effectiveness in deterring or stopping an intruder, and accessible price point should be appealing to individuals who want protection, but either don't want the hassle of obtaining a gun license or don't want the risk of having a hand gun in their home, as well as to gun enthusiasts who appreciate a precision piece of equipment and want something in their collection that is both effective and non-lethal.

The original Byrna™ HD kit comes with multiple easily reloadable magazines that can hold five .68 caliber highly effective payload rounds designed to burn an assailant’s eyes and respiratory system upon contact, kinetic rounds that can be used for personal security and training, and inert rounds for training. The new Byrna HD K Version only comes with kinetic rounds. Accurate up to 60 feet, all Byrna™ HD personal security devices are fitted with a picatinny rail that allows owners to mount either a laser sight or flashlight making it easy for novices to fire it accurately. The Byrna™ HD provides homeowners, women, retirees, and others whose work or daily activities may put them at risk of being a victim with easy access to an effective, non-lethal way to protect themselves and their loved ones from threats to their person or property. It also is ideal for boaters, truckers, RV owners, campers and gun enthusiasts around the world.

For more information on the Byrna™, please click here.

The Byrna HD is not a “firearm” under federal law and does not require a federal gun license. State laws and local ordinances may regulate its possession, use, and carry in certain localities.

Forward Looking Statements

This news release includes certain “forward looking statements” reflecting management’s current expectations of future events including, without limitation, those about the anticipated production, production rate, delivery, effectiveness, regulation, legality, performance, sales, and marketing of the Byrna™ HD and Byrna projectiles, and the anticipated market response. These statements involve risks and uncertainties, and actual results may differ from current expectations. Risks and uncertainties include without limitation: design flaws; implementation of design changes, production problems or changes that cause manufacturing or shipping delays, quality problems, cost overruns; development of additional assembly and distribution facilities, the effectiveness of quality control protocols and testing, issues related to the formulation or effectiveness of the Company’s rounds, the Company’s dependence in part or in whole on the performance of third parties including those located outside the United States in connection with sourcing of components, distribution and resale, and logistic and assembly services; the dependency of the Company on proprietary and other intellectual property, which may not be available to the Company on commercially reasonable terms or at all; the impact of unfavorable legal proceedings, including intellectual property disputes; the impact of state and local laws and regulation or changes to laws and regulations including licensing, registration, and certification laws related to sale, possession or use of Byrna products or pepper-based projectiles or launchers; the ability of the Company to manage risks associated with its activities at a manageable cost, including complying with applicable laws and regulations, and renewing and maintaining adequate insurance; and competition from less expensive or superior products that may be developed. Except as required by law, SDI disclaims any intention and assumes no obligation to update or revise any forward-looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward-looking statements or otherwise.

Investor Relations
Bryan S. Ganz
President and CEO
781-420-1428
bryan@byrna.com